News Release

For Immediate Release

Contact:

Scott A.Wallace

Corporate Controller and Principal Accounting Officer

Tel: 419-468-7600

PECO II REPORTS SECOND-QUARTER 2009 RESULTS

GALION, Ohio, July 30, 2009 – PECO II, Inc. (Nasdaq:PIII), a communications industry power systems and services provider, today reported results for the second quarter ended June 30, 2009.

PECO II reported net sales of $9.9 million in the second quarter of 2009.  This compares with $7.5 million in the first quarter of 2009, a 32.6 percent quarter-to-quarter increase, and $11.1 million in the second quarter of 2008, a 10.2 percent year-to-year decrease.  The Company reported a net loss of $0.2 million, or $0.08 per diluted share, for the second quarter of 2009, compared with a net loss of $1.6 million, or $0.57 per diluted share, for the first quarter of 2009 and a net loss of $1.2 million, or $0.45 per diluted share, for the second quarter of 2008.

The $1.4 million reduction in net loss compared with the first quarter of 2009 was primarily attributed to improved gross margins being realized in both the product and services businesses. The $1.0 million reduction in net loss compared with the second quarter of 2008 was primarily driven by improved services gross margins of $0.5 million resulting from strong revenue growth, attributed to a significant service provider contract that was awarded to the Company in the fourth quarter of 2008, combined with a $0.4 million reduction in operating expenses.

EBITDA was $206,000 in the second quarter of 2009, compared with an EBITDA loss of $1.2 million for the first quarter of 2009 and an EBITDA loss of $0.7 million for the second quarter of 2008.  An explanation and reconciliation of GAAP net income to EBITDA is included as Attachment A.

Cash provided by operating activities for the six months ended June 30, 2009, was $287,000.  While this included a net loss, it was offset by non-cash charges and decreases in accounts receivable and inventory along with increases in accounts payable.

PECO II, Inc. Second-quarter 2009 Results/2

Bookings increased during the second quarter, resulting in a sales backlog of $7.2 million as of June 30, 2009.  The second-quarter backlog was a 43 percent increase from the $5.0 million backlog at the end of the first quarter of 2009.  The bookings-to-billings ratio reflects customer orders received as compared with the same period’s billings and is an indication of future periods.  For the second quarter of 2009, the ratio was 1.22 to 1.

PECO II CEO John Heindel stated, “The second-quarter financial performance reflects the significant growth and positive operating performance in the Company’s services business combined with the positive impact of the business process transformation PECO II has implemented over the past couple of years.”

Heindel added, “Achieving EBITDA profitability, especially in these challenging economic times, is a major milestone for the business.  In order to maintain and improve upon this level of financial performance, the Company must continue to focus on providing its customers with high-quality product and service solutions.”

Second-quarter revenues of $9.9 million reflected significant services business growth.  Services revenues were up by 69 percent and 37 percent when compared to the first quarter of 2009, and the second quarter of 2008, respectively.  This growth was primarily attributed to a contract with a major service provider that was awarded in the fourth quarter of 2008. Product revenues of $6.4 million in the second quarter of 2009 reflected normal seasonable growth when compared product revenues of $5.4 million for the first quarter of 2009.  Second quarter 2009 product revenues declined $2.1 million versus the second quarter of 2008.  The Company attributes this reduction in product revenues to the impact of both the slowing economy and merger and acquisition activity among its customers, which resulted in a slowdown in orders during the second quarter.

Second-quarter gross margins of $2.4 million, or 24 percent, were $0.6 million better than the second-quarter 2008 performance.  This improvement was primarily driven by increased services margins of $0.5 million with growth in the engineering and installation business volume related to the contract award noted above.  Product gross margins of $1.4 million, or 22 percent, were $0.1 million better than the second quarter 2008, notwithstanding the revenue decline of $2.1 million.  The product margin improvement was primarily attributable to a number of product enhancements that have been implemented and which have resulted in a reduction in product support costs combined with a favorable sales volume mix.

Heindel further noted, “In the second quarter, the Company was awarded a nationwide maintenance contract for the DC power component of a Tier II Wireline service provider’s network.  Additionally, the Company had six new account wins, most of which are with its new small power platform.  Further, the Company had wins at three existing accounts deploying new cabinet solutions. Lastly, the Company received USDA (United States Department of Agriculture) Rural Utilities Services acceptance for certain models of its power products.  The USDA, through the RUS process, provides programs to finance rural America’s telecommunications infrastructure.”

PECO II, Inc. Second-quarter 2009 Results/3

Heindel added, “As a result of the business process enhancements implemented during the past couple of years, the Company has been able to significantly reduce its break-even point.  The reduced break-even point, combined with the services business growth and the Company’s industry-leading responsiveness capability, provides a sustainable platform for PECO II to have its customers continue to rely on PECO II for their power requirements.”

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, and manufactures and markets communications power systems and power distribution equipment.  As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality/reliability solutions and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets.  Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements.  Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a general economic recession; a downturn in our principal customers’ businesses; the growth in the communications industry; the ability to develop and market new products and product enhancements; the ability to attract and retain customers; competition and technological change; and successful implementation of the Company’s business strategy.  In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release.  PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.  Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

PECO II, Inc. Second-quarter 2009 Results/4

PECO II, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(In thousands, except for per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2009	2008	2009	2008

Net sales:
Product	$6,434	$8,505	$11,855	$15,795
Services	3,493	2,552	5,555	4,273
	9,927	11,057	17,410	20,068
Cost of sales (exclusive of depreciation and amortization):
Product	4,973	7,170	9,638	13,290
Services	2,568	2,084	4,343	3,510
	7,541	9,254	13,981	16,800

Gross margin	2,386	1,803	3,429	3,268

Operating expenses:
Depreciation and amortization	370	381	741	762
Research, development and engineering	413	666	934	1,287
Selling, general and administrative	1,841	2,029	3,610	3,937
	2,624	3,076	5,285	5,986
Loss from operations	(238)	(1,273)	(1,856)	(2,718)
Interest income, net	8	41	17	105
Loss before income taxes	(230)	(1,232)	(1,839)	(2,613)
Income tax expense	(10)	(1)	(18)	(9)
Net loss	$(240)	$(1,233)	$(1,857)	$(2,622)
Net loss per common share:
Basic and diluted	$(0.08)	$(0.45)	$(0.65)	$(0.95)
Weighted average common shares outstanding:
Basic and diluted	2,841	2,755	2,837	2,751

PECO II, Inc. Second-quarter 2009 Results/5

PECO II, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share data)

	June 30, 2009	December 31, 2008
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,010	$5,814
Accounts receivable, net	3,553	4,366
Inventories, net	8,412	8,533
Cost and earnings in excess of billings on uncompleted contracts	1,722	622
Prepaid expenses and other current assets	216	267
Assets held for sale	10	28
Restricted cash	923	834
Total current assets	19,846	20,464
Property and equipment, at cost:
Land and land improvements	195	195
Buildings and building improvements	4,628	4,628
Machinery and equipment	2,978	2,895
Furniture and fixtures	5,521	5,518
	13,322	13,236
Less-accumulated depreciation:	(10,282)	(10,109)
Property and equipment, net	3,040	3,127
Other assets:
Idle facility	800	800
Intangibles, net	2,212	2,748
Total assets	$25,898	$27,139
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Borrowings under line of credit	$923	$834
Bank overdrafts	—	994
Accounts payable	4,399	3,387
Billings in excess of cost and estimated earnings on uncompleted contracts	420	235
Accrued compensation expense	1,107	923
Accrued income taxes	43	56
Other accrued expenses	1,674	1,633
Total current liabilities	8,566	8,062

Shareholders’ equity:
Common stock, no par value: 150,000,000 shares authorized; 2,850,861 and 2,816,527 shares issued at June 30, 2009 and December 31, 2008, respectively	3,616	3,573
Additional paid-in capital	121,970	121,901
Accumulated deficit	(108,254)	(106,397)
Total shareholders’ equity	17,332	19,077
Total liabilities and shareholders’ equity	$25,898	$27,139

PECO II, Inc. Second-quarter 2009 Results/6

Attachment A

EBITDA is not a financial measure calculated in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income, operating income or any other financial measure so calculated and presented.  We define EBITDA as net income/(loss) before interest expense, taxes, depreciation, amortization, and non-cash stock compensation expense.  Other companies may define EBITDA differently.  We present EBITDA because we believe it to be an important supplemental measure of our performance that is commonly used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.  Management also uses this information internally for forecasting and budgeting.  You should not consider EBITDA in isolation, or as a substitute for analysis of our results as reported under GAAP.

Reconciliation of GAAP Net Loss to EBITDA

(unaudited)

	For the Three Months Ended June 30,		For the Three Months Ended March 31,
(In thousands)	2009	2008	2009	2008
2009 and 2008 EBITDA Breakdown
Net Loss per GAAP	$ (240)	$ (1,233)	$ (1,617)	$ (1,389)
Interest expense	$ 6	$ -	$ 5	$ 6
Taxes	$ 10	$ 1	$ 8	$ 9
Depreciation/ amortization	$ 370	$ 381	$ 371	$ 381
Non-cash stock-based compensation	$ 60	$ 117	$ 51	$ 63
EBITDA	$ 206	$ (734)	$ (1,182)	$ (930)